UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 13, 2011

YTB International, Inc.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road
Wood River, Illinois	62095
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 13, 2011, YTB International, Inc. (the “Company”) received notification that the Company is in default under the terms of the promissory note (“Note”) and Mortgage (as defined below) with FH Partners LLC (“FH Partners”) relating to the Company’s headquarters located in Wood River, Illinois (the “Property”).

On July 26, 2006, the Company financed the purchase of the Property by borrowing $2.5 million from Meridian Bank.  On January 8, 2008, the Company’s $500,000 certificate of deposit representing restricted cash collateral for the Company’s outstanding indebtedness related to its corporate headquarters property was surrendered in partial repayment of the principal amount outstanding under such indebtedness.  On July 26, 2008, the Company renewed the Note for the principal sum of $2.0 million, the outstanding balance as of that date (the “Note Renewal”).  The Note Renewal bore interest at the rate of prime plus 1%, floating daily, and was collateralized by the first mortgage on the Property.

In October 2008, Meridian Bank was closed by the Illinois Department of Financial and Professional Regulation, Division of Banking and subsequently, the FDIC was named Receiver.  On February 13, 2009, an unrelated third party, FirstCity Servicing Corporation as Servicer for FH Partners LLC (“FH Partners”), Owner, purchased the Note Renewal.  The terms of the Note Renewal did not change as a result of the purchase.  On July 26, 2009, the $1.9 million balloon payment on the Company’s note on its corporate headquarters matured.  On September 29, 2009, the Company executed a Loan Modification, Renewal, and Extension Agreement (the “Loan Modification”) effective July 26, 2009, with FH Partners with respect to the Company’s corporate headquarters.  The Loan Modification renewed the note executed by the Company in connection with the loan, in the new amount of $1.9 million (the “ FH Partners Note”) and extended the maturity of the FH Partners Note and loan to April 30, 2010.  The amount due under the FH Partners Note bears interest at a rate of 8% annually.  The Company paid a principal installment of $300,000 on September 30, 2009.  A second additional principal installment for $200,000, originally due and payable on December 31, 2009, was extended to January 31, 2010 then subsequently extended to April 29, 2010.  In connection with the April 29, 2010 payment extension that the Company entered into on April 22, 2010, the Company assigned to FH Partners a promissory note, mortgage and all related documents between the Company and WR Landing, LLC.

On June 17, 2010, the Company executed a First Amendment to the Loan Modification (the “First Amendment”) with FH Partners.  The First Amendment modified the Loan Modification after its maturity.  The First Amendment modifies the Loan Modification and extends the maturity date to August 31, 2010.  In addition, the Company agreed to release FH Partners from all liabilities and causes of action, known and unknown, which may be related to the Loan Modification, as amended.  In the event of default, as defined in the FH Partners Note, FH Partners has the right to declare the entire unpaid balance of principal and interest on the FH Partners Note due and payable.  All other terms of the FH Partners Note and the loan, including the representations and warranties, remain unchanged.

On September 22, 2010, the Company executed a Second Amendment to the Loan Modification (the “Second Amendment”) which is effective September 1, 2010.  The Second Amendment extends the maturity date of the Loan Modification and the FH Partners Note to November 30, 2010 and increases the interest rate on the unpaid principal balance on the FH Partners Note from eight percent per annum to ten percent per annum effective September 1, 2010.  In addition, the Company agreed to pay monthly principal payments of $50,000 in addition to the current monthly installment payments of $16,392.23 beginning September 30, 2010.  All other terms and provisions of the Loan Modification, as amended, and FH Partners Note remain unchanged.

On or prior to the maturity date of November 30, 2010, FH Partners offered further renewal terms the Company feels are unacceptable.  The Company is in the final stages of refinancing the outstanding debt with an unaffiliated third party and confident it will be completed in the next sixty days.

Item 8.01.  Other Events.

On January 19, 2011, YTB International, Inc. (“YTB”, “ZamZuu”, or the “Company”), entered into a marketing agreement with Ft. Myers, Florida based America Approved Energy Services (“America Approved”, or “AMC”), a full service energy procurement and management company, to provide commercial and residential energy services and renewable energy solutions through ZamZuu’s network of 34,000 Subscribers and 96,000 Free Agent Site Owners.

America Approved is one of the largest, most experienced and trusted energy consulting firms in North America. AMC is licensed and bonded in U.S. de-regulated states and will now service ZamZuu’s sales organization for resale.  By having the largest footprint in the energy industry, working with the nation’s largest Retail Energy Providers (REPs,) AMC offers an all-inclusive “fixed rate” product, helping small, medium and Fortune 100 companies save up to an estimated 20% - 40% off their electricity bills and providing clean energy solutions and category-leading renewable energy technologies.

Subscribers of ZamZuu will have access to market this product in addition to the diversified products already in place.  The Company continues to strengthen its product line in its commitment to take advantage of the growing trend of online retail sales.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: January 21, 2011	By:	/s/ Jeremy Hemann
Name: Jeremy Hemann
Title: Chief Financial Officer